Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	chubb.com @Chubb

News Release

Chubb Announces Fourth Quarter 2018 Global Net Catastrophe Loss Estimates of Approximately $585 Million Pre-Tax, or $505 Million After Tax

ZURICH, January 18, 2019 — Chubb Limited (NYSE: CB) today announced net catastrophe loss estimates for the fourth quarter of 2018 of approximately $585 million pre-tax, or $505 million after tax. These estimates include the previously reported loss estimates related to the California wildfires and Hurricane Michael, which totaled $475 million pre-tax, and $75 million pre-tax related to other worldwide weather events in the fourth quarter, including storms in Australia and Typhoon Trami in Japan. The balance of approximately $35 million pre-tax is from loss development related to natural catastrophes occurring in the first three quarters of the year.

These estimates are net of reinsurance, include reinstatement premiums and comprise losses generated from the company’s commercial and personal property and casualty insurance businesses as well as its reinsurance operations.

The tax rate on catastrophe losses is impacted by the jurisdiction in which the losses are incurred. For the quarter, the tax rate on the catastrophe losses is 13.7%. As a result, the company now expects the core operating effective tax rate for the quarter to be 1.5 to 2.0 percentage points above the high end of the previously announced range.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	1

Investor Contact

Karen Beyer, 212-827-4445, karen.beyer@chubb.com

Media Contact

Jeffrey Zack, 212-827-4444, jeffrey.zack@chubb.com

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release related to losses reflect Chubb Limited’s current preliminary views with respect to future events, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results and accounting determinations to differ from those set forth in these statements. The forward-looking statements could be affected by the number of insureds and ceding companies impacted by the relevant catastrophes, the amount and timing of losses actually incurred and reported by insureds, the preliminary nature of reports and estimates of loss to date, impact on the company’s reinsurers, the amount and timing of reinsurance recoverables actually received, coverage and regulatory issues, and other factors identified in the company’s filings with the Securities and Exchange Commission, among other things. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Chubb®, Chubb logo® and Chubb. Insured.SM are trademarks of Chubb.	2